Exhibit 2

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1995

Bruce S. Sherman
President of Private Capital Management, Inc.

Bruce S. Sherman
Managing General Partner of SPS Partners, L.P.

Bruce S. Sherman
Individually

Gregg J. Powers
Individually

Michael J. Seaman
Individually

George F. Hamel
Individually